F I R S T   B U S E Y   C O R P O R A T I O N
A N N O U N C E S
2 0 2 3
F O U R T H
Q U A R T E R
E A R N I N G S
Q 4  |  2 0 2 3

January 23, 2024
First Busey Corporation Announces 2023 Fourth Quarter Earnings
CHAMPAIGN, IL – (GLOBE NEWSWIRE) – First Busey Corporation (Nasdaq: BUSE)

Net Income of $25.7 million
Diluted EPS of $0.46

Fourth Quarter 2023 Highlights
•Adjusted net income1 at $29.1 million, or $0.52 per diluted common share
•Entered into a definitive agreement to acquire Merchants & Manufacturers Bank Corporation (“M&M”), the holding company for Merchants & Manufacturers Bank (“M&M Bank”)
•Executed a two-part balance sheet repositioning related to the securities portfolio, expected to be both capital and earnings accretive
•Non-performing assets declined 34.4% during the fourth quarter of 2023, to $7.9 million, now representing 0.06% of total assets
•Annualized quarterly net charge-off ratio of 0.02% and full year net charge-off ratio of 0.03%
•Tangible book value per common share1 of $16.62 at December 31, 2023, compared to $15.07 at September 30, 2023, and $14.14 at December 31, 2022, an increase of 17.5% year-over-year
For additional information, please refer to the 4Q23 Earnings Investor Presentation
Message from our Chairman & CEO
Fourth Quarter Financial Results
Net income for First Busey Corporation (“Busey,” “Company,” “we,” “us,” or “our”) was $25.7 million for the fourth quarter of 2023, or $0.46 per diluted common share, compared to $30.7 million, or $0.54 per diluted common share, for the third quarter of 2023, and $34.4 million, or $0.61 per diluted common share, for the fourth quarter of 2022. Adjusted net income1 was $29.1 million, or $0.52 per diluted common share, for the fourth quarter of 2023, compared to $30.7 million, or $0.55 per diluted common share, for the third quarter of 2023, and $36.3 million, or $0.65 per diluted common share, for the fourth quarter of 2022. Annualized return on average assets and annualized return on average tangible common equity1 were 0.83% and 12.06%, respectively, for the fourth quarter of 2023. Annualized adjusted return on average assets1 and annualized adjusted return on average tangible common equity1 were 0.94% and 13.64%, respectively, for the fourth quarter of 2023. Fourth quarter results included $0.8 million in net securities gains, a majority of which were unrealized. Excluding these gains, adjusted net income1 would have been $28.5 million, equating to adjusted diluted earnings per common share1 of $0.51.
Pre-provision net revenue1 was $32.9 million for the fourth quarter of 2023, compared to $38.1 million for the third quarter of 2023 and $46.4 million for the fourth quarter of 2022. Pre-provision net revenue to average assets1 was 1.06% for the fourth quarter of 2023, compared to 1.24% for the third quarter of 2023, and 1.49% for the fourth quarter of 2022. The decline in pre-provision net revenue in the fourth quarter, compared to the third quarter, was the result of a $0.7 million decrease in net interest income, which is primarily the result of deposits migrating into higher cost offerings, as well as an increase of $4.0 million in noninterest expense, resulting from $4.2 million in non-recurring expenses related to corporate restructuring and acquisition related activities.
Adjusted pre-provision net revenue1 was $40.2 million for the fourth quarter of 2023, compared to $40.5 million for the third quarter of 2023 and $50.0 million for the fourth quarter of 2022. Adjusted pre-provision net revenue to average assets1 was 1.30% for the fourth quarter of 2023, compared to 1.32% for the third quarter of 2023 and 1.61% for the fourth quarter of 2022.
1 See "Non-GAAP Financial Information" for a reconciliation.
First Busey Corporation | 2023 Q4 — 2

Taking into account our fourth quarter results, full year 2023 pre-provision net revenue2 and adjusted pre-provision net revenue2 were $158.5 million and $172.3 million, respectively. Net income and adjusted net income2 were $122.6 million, or $2.18 per diluted common share, and $126.0 million, or $2.24 per diluted common share, respectively. For the full year of 2023, return on average assets and return on average tangible common equity2 were 1.00% and 14.62%, respectively. Based on adjusted net income2, return on average assets was 1.03% and return on average tangible common equity2 was 15.03%. Full year 2023 net income and adjusted net income2 include the impact of net securities losses of $1.8 million3, which are primarily related to unrealized losses recognized on equity securities. Excluding the impact of these securities losses, adjusted net income2 would have been $127.8 million, equating to adjusted diluted earnings per common share2 of $2.27.
Our fee-based businesses continue to add revenue diversification. Noninterest income excluding net securities gains and losses2 was $30.8 million, or 28.5% of operating revenue4, during the fourth quarter of 2023, compared to $31.3 million, or 28.7% of total operating revenue, for the third quarter of 2023 and $28.9 million, or 24.1% of total operating revenue, for the fourth quarter of 2022. For the full year 2023, noninterest income excluding net securities gains and losses was $124.6 million, or 28.1% of operating revenue. Busey wealth management fees and FirsTech payment technology solutions contributed $57.3 million and $21.2 million, respectively, to our reported consolidated noninterest income for 2023, representing 64.1% on a combined basis. For FirsTech, both the fourth quarter 2023 and full-year 2023 represented record revenue quarterly and annual reporting periods for the company.
Busey views certain non-operating items, including acquisition-related and other restructuring charges, as adjustments to net income reported under U.S. generally accepted accounting principles ("GAAP"). Non-operating pretax adjustments for acquisition and other restructuring charges in the fourth quarter of 2023 were $4.2 million. Busey believes that non-GAAP measures—including pre-provision net revenue, adjusted pre-provision net revenue, pre-provision net revenue to average assets, adjusted pre-provision net revenue to average assets, adjusted net income, adjusted diluted earnings per share, adjusted return on average assets, return on average tangible common equity, adjusted return on average tangible common equity, adjusted net interest income, adjusted net interest margin, adjusted noninterest expense, adjusted core expense, efficiency ratio, adjusted efficiency ratio, adjusted core efficiency ratio, tangible book value per common share, tangible common equity, tangible common equity to tangible assets, core loans, core loans to portfolio loans, core deposits, core deposits to total deposits, and core loans to core deposits—facilitate the assessment of its financial results and peer comparability. A reconciliation of these non-GAAP measures is included in tabular form at the end of this release (see "Non-GAAP Financial Information").
We have effectively managed our noninterest expense during a time of decades-high inflation, and have been purposeful in our efforts to rationalize our expense base given our economic outlook and our view on the future of banking. In the fourth quarter, Busey completed an executive reorganization and executed a targeted efficiency optimization plan, expected to generate annual salary and benefit savings of approximately $5.6 million. Busey incurred one-time pre-tax severance and other related restructuring costs of $4.0 million during the fourth quarter of 2023 related to the executive reorganization and targeted efficiency optimization plan. We expect to reinvest approximately half of the anticipated savings to support ongoing growth initiatives across our franchise over the next several quarters.
Noninterest expense was $75.0 million in the fourth quarter of 2023, compared to $70.9 million in the third quarter of 2023 and $73.7 million in the fourth quarter of 2022. Adjusted core expense2 decreased to $65.2 million in the fourth quarter of 2023, compared to $66.0 million in the third quarter of 2023 and $67.2 million in the fourth quarter of 2022. As we enter 2024, we expect to continue to prudently manage our expenses.
2 See "Non-GAAP Financial Information" for a reconciliation.
3 Tax effected measure. See “Non-GAAP Financial Information” for a reconciliation.
4 Operating revenue consists of net interest income plus noninterest income, net of securities gains and losses.
First Busey Corporation | 2023 Q4 — 3

Fourth quarter 2023 results were negatively impacted by an increase in income tax expense as a result of adjusting our estimated annual effective tax rate ("AETR"). Busey estimates income tax expense for the year based on amounts expected to be owed to federal and state tax jurisdictions. An estimated AETR is established based on this estimate and is used to calculate our quarterly income tax provision. The fourth quarter effective tax rate increased to 22.5% compared to 18.2% in the third quarter, bringing our effective tax rate for the full year 2023 to 20.4%.
Acquisition of Merchants and Manufacturers Bank Corporation Planned for The Second Quarter of 2024
On November 27, 2023, Busey announced the signing of a definitive agreement with M&M, pursuant to which Busey will acquire M&M and its wholly-owned subsidiary, M&M Bank, through a merger transaction. This partnership will add M&M’s Life Equity Loan® products to Busey’s existing suite of services, and expand Busey’s presence in the Chicago Metropolitan Statistical Area.
Under the terms of the merger agreement, M&M’s stockholders will have the right to receive for each share of M&M common stock, at the election of each stockholder and subject to proration, either (i) $117.74 in cash, (ii) 5.7294 shares of Busey common stock, or (iii) mixed consideration of $34.55 in cash and 4.0481 shares of Busey common stock, with total consideration to consist of approximately 71% stock and 29% cash. Based upon Busey’s 20‑day volume-weighted average closing price as of November 24, 2023, the aggregate implied transaction value is approximately $41.6 million.
The merger is expected to be finalized in the second quarter of 2024, subject to customary closing conditions and required approvals, including the approval of M&M’s stockholders. At the time of the merger, M&M Bank’s banking centers will become banking centers of Busey Bank. It is anticipated that M&M Bank will be merged with and into Busey Bank at a date following the completion of the merger. Busey incurred one-time acquisition-related expenses of $0.3 million in the fourth quarter of 2023.
Busey executed a two-part balance sheet repositioning strategy
During the fourth quarter of 2023, Busey sold all 16,878 shares of Visa Class B common stock it previously held (the “Visa Sale”) for a pre-tax gain of approximately $5.5 million.
Busey also executed a balance sheet repositioning of its available-for-sale securities portfolio (the “Repositioning”) during the fourth quarter of 2023. Busey sold securities with a carrying value of approximately $110 million yielding 1.56%, resulting in an approximate pre-tax loss of $5.3 million. The proceeds were deposited into an interest-bearing account at the Federal Reserve yielding 5.40%.
The increased net interest spread as a result of the Visa Sale and the Repositioning is expected to increase net interest income by approximately $4.3 million on an annualized basis and improve our net interest margin run rate by 4 basis points. In addition, execution of these transactions further bolsters Busey’s liquidity position and balance sheet flexibility, while also strengthening its capital position. Busey anticipates reinvesting the proceeds into loan and investment security opportunities over time.
The combined impact of the gain generated from the Visa Sale and the loss generated from the Repositioning will have an immediate positive impact on consolidated stockholders’ equity and book value per share. Risk-based regulatory capital ratios will increase modestly as a result of the Repositioning proceeds rotating into lower risk-weighted assets. Busey expects the above transactions to be accretive to capital and earnings per share in future periods.
First Busey Corporation | 2023 Q4 — 4

Busey’s Conservative Banking Strategy
Busey’s financial strength is built on a long-term conservative operating approach. That focus will not change now or in the future.
The quality of our core deposit franchise is a critical value driver of our institution. Since March 31, 2023, our deposit base has grown by $490.0 million, allowing us to reduce our higher cost Federal Home Loan Bank (“FHLB”) borrowings to zero. Our granular deposit base continues to position us well, and as of December 31, 2023, our estimated uninsured and uncollateralized deposits5 percentage was 27%, and 96.2% of our deposits were core deposits6. Our retail deposit base was comprised of more than 257,000 accounts with an average balance of $22 thousand and an average tenure of 16.5 years as of December 31, 2023. Our commercial deposit base was comprised of more than 33,000 accounts with an average balance of $102 thousand and an average tenure of 12.4 years as of December 31, 2023. We have sufficient on- and off-balance sheet liquidity to manage deposit fluctuations and the liquidity needs of our customers.
Asset quality remains strong by both Busey’s historical and current industry trends. Non-performing assets saw a further 34.4% decline during the fourth quarter of 2023 to $7.9 million, now representing only 0.06% of total assets. Busey’s results for the fourth quarter of 2023 include a $0.5 million provision expense for credit losses and a $0.8 million provision expense for unfunded commitments. The allowance for credit losses was $91.7 million as of December 31, 2023, representing 1.20% of total portfolio loans outstanding, and 1,173.7% of non-performing loans. Busey recorded net charge offs of $0.4 million in the fourth quarter of 2023, which equates to 0.02% of average loans on an annualized basis. As of December 31, 2023, our commercial real estate loan portfolio of investor-owned office properties within Central Business District7 areas remained low at $9.4 million. Our credit performance continues to reflect our highly diversified, conservatively underwritten loan portfolio, which has been originated predominantly to established customers with tenured relationships with our company.
The strength of our balance sheet is also reflected in our capital foundation. In the fourth quarter, Common Equity Tier 1 and Total Capital to Risk Weighted Assets ratios8 increased to 13.09% and 17.44%, respectively. In fact, our regulatory capital ratios continue to provide a buffer of more than $520 million above levels required to be designated well-capitalized. Our Tangible Common Equity ratio6 increased to 7.75% during the fourth quarter of 2023, compared to 7.06% for the third quarter of 2023 and 6.60% for the fourth quarter of 2022. Busey’s tangible book value per common share6 increased to $16.62 at December 31, 2023, from $15.07 at September 30, 2023 and $14.14 at December 31, 2022, reflecting a 17.5% year-over-year increase. During the fourth quarter of 2023, we paid a common share dividend of $0.24 and repurchased 117,812 shares of our common stock at a weighted average price of $19.30 per share.
5 Estimated uninsured and uncollateralized deposits consist of account balances in excess of the $250 thousand FDIC insurance limit, less intercompany accounts and collateralized accounts (including preferred deposits).
6 See "Non-GAAP Financial Information" for a reconciliation.
7 Central Business District areas within Busey’s footprint include downtown St. Louis, downtown Indianapolis, and downtown Chicago.
8 Capital ratios for the fourth quarter of 2023 are not yet finalized, and are subject to change.
First Busey Corporation | 2023 Q4 — 5

Community Banking
Busey’s Community Banking team now offers new, second chance checking and savings products—which are proudly BankON certified—offering hassle-free, affordable options with digital banking access designed to provide peace of mind. With a suite of online tools that make it easy to track and manage money, these products offer qualified customers tools to build financial strength, improve banking history, and avoid monthly maintenance fees.
As we reflect back on 2023 and look ahead to 2024, we remain cognizant of the evolving economic outlook and extremely focused on balance sheet strength, profitability, and growth, in that order. The pending M&M transaction fits with our acquisition strategy and we are excited to welcome our M&M colleagues into the Busey family. We are grateful for the opportunities to earn the business of our customers, based on the contributions of our talented associates and the continued support of our loyal shareholders.

Van A. Dukeman
Chairman, President & Chief Executive Officer
First Busey Corporation
First Busey Corporation | 2023 Q4 — 6

SELECTED FINANCIAL HIGHLIGHTS (unaudited)
(dollars in thousands, except per share amounts)

	Three Months Ended			Years Ended
	December 31, 2023	September 30, 2023	December 31, 2022	December 31, 2023	December 31, 2022
EARNINGS & PER SHARE AMOUNTS
Net income	$25,749	$30,666	$34,387	$122,565	$128,311
Diluted earnings per common share	0.46	0.54	0.61	2.18	2.29
Cash dividends paid per share	0.24	0.24	0.23	0.96	0.92
Pre-provision net revenue[1,2]	32,909	38,139	46,360	158,502	168,493
Revenue[3]	107,888	109,084	120,037	444,034	452,374

Net income by operating segments:
Banking	25,164	31,189	37,564	123,853	131,596
FirsTech	325	317	(453)	830	847
Wealth Management	4,233	4,781	3,855	18,804	18,543

AVERAGE BALANCES
Cash and cash equivalents	$608,647	$252,730	$281,926	$330,952	$411,785
Investment securities	2,995,223	3,148,759	3,451,471	3,188,815	3,731,048
Loans held for sale	1,679	2,267	1,623	1,885	5,178
Portfolio loans	7,736,010	7,834,285	7,619,199	7,759,472	7,445,962
Interest-earning assets	11,229,326	11,118,167	11,242,126	11,164,594	11,473,063
Total assets	12,308,491	12,202,783	12,330,132	12,246,218	12,492,948

Noninterest bearing deposits	2,827,696	2,925,244	3,494,001	3,018,563	3,550,517
Interest-bearing deposits	7,545,234	7,217,463	6,843,688	7,052,370	6,958,436
Total deposits	10,372,930	10,142,707	10,337,689	10,070,933	10,508,953

Securities sold under agreements to repurchase and federal funds purchased	182,735	190,112	236,656	200,894	244,004
Interest-bearing liabilities	8,054,663	7,864,355	7,500,294	7,825,459	7,583,331
Total liabilities	11,106,074	10,994,376	11,207,585	11,048,707	11,297,777
Stockholders' equity - common	1,202,417	1,208,407	1,122,547	1,197,511	1,195,171
Tangible common equity[2]	846,948	850,382	756,420	838,164	824,747

PERFORMANCE RATIOS
Pre-provision net revenue to average assets[1,2,4]	1.06%	1.24%	1.49%	1.29%	1.35%
Return on average assets[4]	0.83%	1.00%	1.11%	1.00%	1.03%
Return on average common equity[4]	8.50%	10.07%	12.15%	10.23%	10.74%
Return on average tangible common equity[2,4]	12.06%	14.31%	18.04%	14.62%	15.56%
Net interest margin[2,5]	2.74%	2.80%	3.24%	2.88%	2.84%
Efficiency ratio[2]	66.89%	62.38%	58.77%	61.65%	59.89%
Noninterest revenue as a % of total revenues[3]	28.51%	28.69%	24.07%	28.06%	28.50%

NON-GAAP FINANCIAL INFORMATION
Adjusted pre-provision net revenue[1,2]	$40,223	$40,491	$50,003	$172,290	$179,424
Adjusted net income[2]	29,123	30,730	36,290	126,012	131,910
Adjusted diluted earnings per share[2]	0.52	0.55	0.65	2.24	2.35
Adjusted pre-provision net revenue to average assets[2,4]	1.30%	1.32%	1.61%	1.41%	1.44%
Adjusted return on average assets[2,4]	0.94%	1.00%	1.17%	1.03%	1.06%
Adjusted return on average tangible common equity[2,4]	13.64%	14.34%	19.03%	15.03%	15.99%
Adjusted net interest margin[2,5]	2.73%	2.79%	3.22%	2.87%	2.81%
Adjusted efficiency ratio[2]	62.98%	62.31%	56.75%	60.68%	58.89%
___________________________________________
1.Net interest income plus noninterest income, excluding securities gains and losses, less noninterest expense.
2.See “Non-GAAP Financial Information” for reconciliation.
3.Revenue consists of net interest income plus noninterest income, excluding securities gains and losses.
4.For quarterly periods, measures are annualized.
5.On a tax-equivalent basis, assuming a federal income tax rate of 21%.
First Busey Corporation | 2023 Q4 — 7

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(dollars in thousands, except per share amounts)

	As of
	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
ASSETS
Cash and cash equivalents	$719,581	$337,919	$232,703	$275,569	$227,164
Investment securities	2,970,011	3,074,237	3,186,984	3,302,024	3,391,240
Loans held for sale	2,379	3,051	1,545	2,714	1,253

Commercial loans	5,635,048	5,824,800	5,793,426	5,815,703	5,766,496
Retail real estate and retail other loans	2,015,986	2,031,360	2,011,858	1,968,105	1,959,206
Portfolio loans	7,651,034	7,856,160	7,805,284	7,783,808	7,725,702

Allowance for credit losses	(91,740)	(91,710)	(91,639)	(91,727)	(91,608)
Premises and equipment	122,594	122,538	122,669	126,515	126,524
Goodwill and other intangible assets, net	353,864	356,343	358,898	361,567	364,296
Right of use asset	11,027	11,500	11,806	12,291	12,829
Other assets	544,665	588,212	580,779	571,794	579,277
Total assets	$12,283,415	$12,258,250	$12,209,029	$12,344,555	$12,336,677

LIABILITIES & STOCKHOLDERS' EQUITY
Noninterest bearing deposits	$2,834,655	$2,918,574	$3,086,885	$3,173,783	$3,393,666
Interest checking, savings, and money market deposits	5,637,227	5,747,136	5,504,255	5,478,715	5,822,239
Time deposits	1,819,274	1,666,652	1,471,615	1,148,671	855,375
Total deposits	$10,291,156	$10,332,362	$10,062,755	$9,801,169	$10,071,280

Securities sold under agreements to repurchase	$187,396	$183,702	$202,953	$210,977	$229,806
Short-term borrowings	12,000	12,000	212,000	615,881	351,054
Long-term debt	240,882	243,666	246,454	249,245	252,038
Junior subordinated debt owed to unconsolidated trusts	71,993	71,946	71,900	71,855	71,810
Lease liability	11,308	11,783	12,059	12,515	12,995
Other liabilities	196,699	212,633	198,960	184,355	201,717
Total liabilities	11,011,434	11,068,092	11,007,081	11,145,997	11,190,700
Total stockholders' equity	1,271,981	1,190,158	1,201,948	1,198,558	1,145,977
Total liabilities & stockholders' equity	$12,283,415	$12,258,250	$12,209,029	$12,344,555	$12,336,677

SHARE AND PER SHARE AMOUNTS
Book value per common share	$23.02	$21.51	$21.74	$21.68	$20.73
Tangible book value per common share[1]	$16.62	$15.07	$15.25	$15.14	$14.14
Ending number of common shares outstanding	55,244,119	55,342,017	55,290,847	55,294,455	55,279,124
___________________________________________
1.See “Non-GAAP Financial Information” for reconciliation.
First Busey Corporation | 2023 Q4 — 8

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(dollars in thousands, except per share amounts)

	Three Months Ended			Years Ended
	December 31, 2023	September 30, 2023	December 31, 2022	December 31, 2023	December 31, 2022
INTEREST INCOME
Interest and fees on loans held for sale and portfolio	$101,425	$99,844	$84,947	$385,848	$287,477
Interest on investment securities	20,634	21,234	19,560	82,994	69,412
Other interest income	6,641	1,591	1,377	10,531	3,097
Total interest income	$128,700	$122,669	$105,884	$479,373	$359,986

INTEREST EXPENSE
Interest on deposits	$45,409	$37,068	$8,277	$123,985	$16,112
Interest on securities sold under agreements to repurchase and federal funds purchased	1,431	1,327	810	5,203	1,475
Interest on short-term borrowings	248	1,964	1,221	12,775	1,647
Interest on long-term debt	3,475	3,528	3,546	14,106	14,285
Junior subordinated debt owed to unconsolidated trusts	1,004	991	881	3,853	3,029
Total interest expense	$51,567	$44,878	$14,735	$159,922	$36,548

Net interest income	$77,133	$77,791	$91,149	$319,451	$323,438
Provision for credit losses	455	364	859	2,399	4,623
Net interest income after provision for credit losses	$76,678	$77,427	$90,290	$317,052	$318,815

NONINTEREST INCOME
Wealth management fees	$13,715	$14,235	$12,956	$57,309	$55,378
Fees for customer services	7,484	7,502	6,989	29,044	33,111
Payment technology solutions	5,420	5,226	5,022	21,192	20,067
Mortgage revenue	218	311	198	1,089	1,895
Income on bank owned life insurance	1,019	1,001	947	4,701	3,663
Net securities gains (losses)	761	(285)	191	(2,199)	(2,133)
Other noninterest income	2,899	3,018	2,776	11,248	14,822
Total noninterest income	$31,516	$31,008	$29,079	$122,384	$126,803

NONINTEREST EXPENSE
Salaries, wages, and employee benefits	$42,730	$39,677	$41,790	$162,597	$159,016
Data processing expense	6,236	5,930	5,848	23,708	21,648
Net occupancy expense	4,318	4,594	4,638	18,214	19,130
Furniture and equipment expense	1,694	1,638	1,771	6,759	7,645
Professional fees	2,574	1,542	1,432	7,147	6,125
Amortization of intangible assets	2,479	2,555	2,795	10,432	11,628
Interchange expense	1,355	1,786	1,692	6,864	6,298
FDIC insurance	1,167	1,475	950	5,650	4,058
Other operating expenses	12,426	11,748	12,761	44,161	48,333
Total noninterest expense	$74,979	$70,945	$73,677	$285,532	$283,881

Income before income taxes	$33,215	$37,490	$45,692	$153,904	$161,737
Income taxes	7,466	6,824	11,305	31,339	33,426
Net income	$25,749	$30,666	$34,387	$122,565	$128,311

SHARE AND PER SHARE AMOUNTS
Basic earnings per common share	$0.46	$0.55	$0.62	$2.21	$2.32
Diluted earnings per common share	$0.46	$0.54	$0.61	$2.18	$2.29
Average common shares outstanding	55,403,662	55,486,700	55,350,423	55,432,322	55,387,073
Diluted average common shares outstanding	56,333,033	56,315,492	56,177,790	56,256,148	56,137,164
First Busey Corporation | 2023 Q4 — 9

Balance Sheet Strength
Our balance sheet remains a source of strength. Total assets were $12.28 billion as of December 31, 2023, compared to $12.26 billion as of September 30, 2023, and $12.34 billion as of December 31, 2022.
As has been our practice, we remain steadfast in our conservative approach to underwriting and disciplined approach to pricing, particularly given our outlook for the economy in the coming quarters, and this approach has impacted loan growth as predicted. Portfolio loans totaled $7.65 billion at December 31, 2023, compared to $7.86 billion at September 30, 2023, and $7.73 billion at December 31, 2022. The $205.1 million decline in portfolio loans during the fourth quarter of 2023 resulted from customer payoffs, reduced customer line utilization, and lower new origination volume.
Average portfolio loans were $7.74 billion for the fourth quarter of 2023, compared to $7.83 billion for the third quarter of 2023 and $7.62 billion for the fourth quarter of 2022. Average interest-earning assets were $11.23 billion for the fourth quarter of 2023, compared to $11.12 billion for the third quarter of 2023, and $11.24 billion for the fourth quarter of 2022.
Total deposits were $10.29 billion at December 31, 2023, compared to $10.33 billion at September 30, 2023, and $10.07 billion at December 31, 2022. Average deposits were $10.37 billion for the fourth quarter of 2023, compared to $10.14 billion for the third quarter of 2023 and $10.34 billion for the fourth quarter of 2022. Deposit fluctuations over the last several quarters were driven by a number of elements, including (1) seasonal factors, including ordinary course public fund flows and fluctuations in the normal course of business operations of certain core commercial customers, (2) the macroeconomic environment, including prevailing interest rates and anticipated future Federal Open Market Committee (“FOMC”) rate moves, as well as inflationary pressures, (3) depositors moving some funds to accounts at competitors offering above-market rates, including state-sponsored investment programs that provide rates in excess of where we can borrow in the wholesale marketplace, and (4) deposits moving within the Busey ecosystem from deposit accounts to our wealth management group. Core deposits9 accounted for 96.2% of total deposits as of December 31, 2023. Cost of deposits was 1.74% in the fourth quarter of 2023, which represents a 29 basis point increase from the third quarter of 2023. Excluding time deposits, Busey’s cost of deposits was 1.31% in the fourth quarter of 2023, a 22 basis point increase from the third quarter of 2023.
Short term borrowings were $12.0 million at both December 31, 2023, and September 30, 2023, compared to $351.1 million at December 31, 2022. We had no borrowings from the FHLB at the end of the third or fourth quarter of 2023, compared to $339.1 million at the end of the fourth quarter of 2022. We have sufficient on- and off-balance sheet liquidity10 to manage deposit fluctuations and the liquidity needs of our customers. As of December 31, 2023, our available sources of on- and off-balance sheet liquidity totaled $6.77 billion. We increased deposit campaigns starting in the first quarter of 2023 to attract term funding and savings accounts at a lower rate than our marginal cost of funds. In addition, we instituted a company-wide incentive campaign to drive new customer account openings. Our time deposit campaigns generated increased traction and production beginning in the second quarter and we expect to continue to implement prudent and measured strategies to generate deposit growth. New certificate of deposit production in the fourth quarter of 2023 had a weighted average term of 9.3 months at a rate of 4.34%, 101 basis points below our average marginal wholesale funding cost during the quarter. In total, our deposit initiatives contributed $192 million of retail deposit growth in the fourth quarter of 2023 and $289 million for the full year 2023. Furthermore, our balance sheet liquidity profile continues to be aided by the cash flows we expect from our relatively short-duration securities portfolio. Those cash flows were $83.4 million in the fourth quarter of 2023. For 2024, cash flows from our securities portfolio are expected to be approximately $342.0 million with a yield of 1.57%.
9 See “Non-GAAP Financial Information” for a reconciliation.
10 On- and off-balance sheet liquidity is comprised of cash and cash equivalents, debt securities excluding those pledged as collateral, brokered deposits, and Busey’s borrowing capacity through its revolving credit facility, the FHLB, the Federal Reserve Bank, and federal funds purchased lines.
First Busey Corporation | 2023 Q4 — 10

Asset Quality
Credit quality continues to be exceptionally strong. Loans 30-89 days past due totaled $5.8 million as of December 31, 2023, compared to $5.9 million as of September 30, 2023, and $6.5 million as of December 31, 2022. Non-performing loans were $7.8 million as of December 31, 2023, compared to $12.0 million as of September 30, 2023, and $15.7 million as of December 31, 2022. Continued disciplined credit management resulted in non-performing loans as a percentage of portfolio loans of 0.10% as of December 31, 2023, 0.15% as of September 30, 2023, and 0.20% as of December 31, 2022. Non-performing assets were 0.06% of total assets for fourth quarter of 2023, compared to 0.10% for the third quarter of 2023 and 0.13% for the fourth quarter of 2022. Our total classified assets increased to $72.3 million at December 31, 2023, from $59.6 million at September 30, 2023, while remaining significantly below the level of $107.1 million reported at December 31, 2022.
Net charge-offs were $0.4 million for the fourth quarter of 2023, compared to $0.3 million for the third quarter of 2023, and net recoveries of an immaterial amount for the fourth quarter of 2022. Our ratio of net charge-offs to average loans was 0.02% during the fourth quarter of 2023 and 0.03% for the full year. The allowance as a percentage of portfolio loans was 1.20% as of December 31, 2023, compared to 1.17% as of September 30, 2023, and 1.19% as of December 31, 2022. The allowance as a percentage of non-performing loans was 1,173.7% as of December 31, 2023, compared to 763.8% as of September 30, 2023, and 582.0% as of December 31, 2022.
Busey maintains a well-diversified loan portfolio and, as a matter of policy and practice, limits concentration exposure in any particular loan segment.
ASSET QUALITY (unaudited)
(dollars in thousands)

	As of
	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
Total assets	$12,283,415	$12,258,250	$12,209,029	$12,344,555	$12,336,677
Portfolio loans	7,651,034	7,856,160	7,805,284	7,783,808	7,725,702
Loans 30 – 89 days past due	5,779	5,934	5,169	5,472	6,548
Non-performing loans:
Non-accrual loans	7,441	11,298	15,209	14,714	15,067
Loans 90+ days past due and still accruing	375	709	569	500	673
Non-performing loans	$7,816	$12,007	$15,778	$15,214	$15,740
Non-performing loans, segregated by geography:
Illinois / Indiana	$3,715	$7,951	$11,681	$10,416	$10,347
Missouri	3,836	3,747	3,928	4,103	4,676
Florida	265	309	169	695	717
Other non-performing assets	125	96	68	759	850
Non-performing assets	$7,941	$12,103	$15,846	$15,973	$16,590

Allowance for credit losses	$91,740	$91,710	$91,639	$91,727	$91,608

RATIOS
Non-performing loans to portfolio loans	0.10%	0.15%	0.20%	0.20%	0.20%
Non-performing assets to total assets	0.06%	0.10%	0.13%	0.13%	0.13%
Non-performing assets to portfolio loans and other non-performing assets	0.10%	0.15%	0.20%	0.21%	0.21%
Allowance for credit losses to portfolio loans	1.20%	1.17%	1.17%	1.18%	1.19%
Allowance for credit losses as a percentage of non-performing loans	1,173.75%	763.80%	580.80%	602.91%	582.01%
First Busey Corporation | 2023 Q4 — 11

NET CHARGE-OFFS (RECOVERIES) AND PROVISION EXPENSE (RELEASE) (unaudited)
(dollars in thousands)

	Three Months Ended			Years Ended
	December 31, 2023	September 30, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Net charge-offs (recoveries)	$425	$293	$(27)	$2,267	$902
Provision expense (release)	455	364	859	2,399	4,623

Net charge-offs, annualized	1,686	1,162	NM	2,267	902
Average portfolio loans	7,736,010	7,834,285	7,619,199	7,759,472	7,445,962
Net charge-off ratio	0.02%	0.01%	NM	0.03%	0.01%
Net Interest Margin11 and Net Interest Income
Net interest margin was 2.74% for the fourth quarter of 2023, compared to 2.80% for the third quarter of 2023 and 3.24% for the fourth quarter of 2022. Excluding purchase accounting accretion, adjusted net interest margin11 was 2.73% for the fourth quarter of 2023, compared to 2.79% in the third quarter of 2023 and 3.22% in the fourth quarter of 2022. Net interest income was $77.1 million in the fourth quarter of 2023, compared to $77.8 million in the third quarter of 2023 and $91.1 million in the fourth quarter of 2022.
The FOMC raised rates by a total of 525 basis points since the onset of the current FOMC tightening cycle that began in the first quarter of 2022, with no further increases during the fourth quarter of 2023. Rising rates initially have a positive impact on net interest margin, as assets, in particular commercial loans, reprice more quickly and to a greater extent than liabilities. As deposit and funding costs increase in response to the tightening rate cycle, and we experience deposit migration into higher cost offerings and funding alternatives, some of the net interest margin expansion is reversed, which we began to experience in the first quarter of 2023. Components of the 6 basis point decrease in net interest margin during the fourth quarter of 2023 include:
•Increases in the cash and securities portfolio yield contributed +15 basis points
•Reduced borrowing costs contributed +6 basis points
•Increased income from our held for sale and portfolio loans contributed +2 basis points
•Increased non-maturity deposit funding costs contributed -17 basis points
•Increased time deposit funding costs contributed -12 basis points
Based on our most recent Asset Liability Management Committee (“ALCO”) model, a 100 basis point parallel rate shock is expected to increase net interest income by 1.8% over the subsequent twelve-month period. Market competition for deposits continues and deposit betas are likely to rise marginally during the first half of 2024, which is factored into our ALCO model and margin forecast. Busey continues to evaluate off-balance sheet hedging and balance sheet restructuring strategies as well as embedding rate protection in our asset originations to provide stabilization to net interest income in lower rate environments. Time deposit specials and retail incentive campaigns continue to provide sufficient funding flows and we maintained excess earning cash levels throughout the quarter. Since the onset of the current FOMC tightening cycle that began in the first quarter of 2022, our cumulative interest-bearing non-maturity deposit beta has been 36%. Our cycle-to-date total deposit beta has been 31% through December 31, 2023. Deposit betas are calculated based on an average federal funds rate of 5.50% during the fourth quarter of 2023, which is a 7 basis point increase over the third quarter of 2023 average federal funds rate of 5.43%.
11 See “Non-GAAP Financial Information” for a reconciliation.
First Busey Corporation | 2023 Q4 — 12

Noninterest Income
Noninterest income was $31.5 million for the fourth quarter of 2023, as compared to $31.0 million for the third quarter of 2023 and $29.1 million for the fourth quarter of 2022. Revenues from wealth management fees and payment technology solutions activities represented 60.7% of Busey’s noninterest income for the quarter ended December 31, 2023, providing a balance to spread-based revenue from traditional banking activities.
Consolidated wealth management fees were $13.7 million for the fourth quarter of 2023, compared to $14.2 million for the third quarter of 2023 and $13.0 million for the fourth quarter of 2022. On a segment basis, Wealth Management generated $13.8 million in revenue during the fourth quarter of 2023, a 6.6% increase over the $13.0 million reported in the fourth quarter of 2022. The Wealth Management operating segment generated net income of $4.2 million in fourth quarter of 2023, compared to $4.8 million in the third quarter of 2023 and $3.9 million in the fourth quarter of 2022. Busey’s Wealth Management division ended the fourth quarter of 2023 with $12.1 billion in assets under care, compared to $11.5 billion at the end of the third quarter of 2023 and $11.1 billion at the end of the fourth quarter of 2022. Our portfolio management team continues to focus on long-term returns and managing risk in the face of volatile markets, and has outperformed its blended benchmark12 over the last three and five years.
Payment technology solutions revenue was $5.4 million for the fourth quarter of 2023, compared to $5.2 million for the third quarter of 2023 and $5.0 million for the fourth quarter of 2022. Excluding intracompany eliminations, the FirsTech operating segment generated revenue of $5.8 million during the fourth quarter of 2023, compared to $5.7 million in the third quarter of 2023 and $5.4 million in the fourth quarter of 2022. Fourth quarter of 2023 results marked a new record high reported quarterly revenue for FirsTech. The FirsTech operating segment generated net income of $0.3 million in both the third and fourth quarters of 2023 and net losses of $0.5 million in the fourth quarter of 2022.
Fees for customer services were $7.5 million for both the third and fourth quarters of 2023 and $7.0 million in the fourth quarter of 2022.
Net securities gains were $0.8 million for the fourth quarter of 2023, which were comprised of $0.2 million in realized net gains and a $0.6 million unrealized gain on equity securities.
Other noninterest income was $2.9 million in the fourth quarter of 2023, compared to $3.0 million in the third quarter of 2023 and $2.8 million in the fourth quarter of 2022. Primary contributors to other noninterest income include swap origination fees, gains on commercial loans sales, and changes in venture capital investment valuations.
Operating Efficiency
Noninterest expense was $75.0 million in the fourth quarter of 2023, compared to $70.9 million in the third quarter of 2023 and $73.7 million for the fourth quarter of 2022. The efficiency ratio13 was 66.9% for the fourth quarter of 2023, compared to 62.4% for the third quarter of 2023, and 58.8% for the fourth quarter of 2022. The adjusted core efficiency ratio13 was 60.1% for the fourth quarter of 2023, compared to 60.2% for the third quarter of 2023 and 55.8% for the fourth quarter of 2022. Busey remains focused on expense discipline.
12 The blended benchmark consists of 60% MSCI All Country World Index and 40% Bloomberg Intermediate US Government/Credit Total Return Index.
13 See “Non-GAAP Financial Information” for a reconciliation.
First Busey Corporation | 2023 Q4 — 13

Noteworthy components of noninterest expense are as follows:
•Salaries, wages, and employee benefits expenses were $42.7 million in the fourth quarter of 2023, compared to $39.7 million in the third quarter of 2023 and $41.8 million in the fourth quarter of 2022. Busey recorded $3.8 million of non-operating salaries, wages, and employee benefit expenses in the fourth quarter of 2023, as compared to none in the third quarter of 2023 and $2.4 million in the fourth quarter of 2022. Excluding these items, salaries, wages, and employee benefits expenses were $38.9 million in the fourth quarter of 2023, compared to $39.4 million in the fourth quarter of 2022. Our associate-base consisted of 1,479 full-time equivalents as of December 31, 2023, compared to 1,484 as of September 30, 2023, and 1,497 as of December 31, 2022.
•Data processing expense was $6.2 million in the fourth quarter of 2023, compared to $5.9 million in the third quarter of 2023 and $5.8 million in the fourth quarter of 2022. The year-over-year increase was related to Company-wide investments in technology enhancements, as well as inflation-driven price increases.
•Professional fees were $2.6 million in the fourth quarter of 2023, compared to $1.5 million in the third quarter of 2023 and $1.4 million in the fourth quarter of 2022. Busey recorded $0.4 million of non-operating Professional fees in the fourth quarter of 2023, as compared to $0.1 million in the third quarter of 2023 and an immaterial amount in the fourth quarter of 2022. The quarter-over-quarter increase was driven by seasonally higher audit and accounting fees and increased consulting expenses.
•Amortization of intangible assets was $2.5 million in the fourth quarter of 2023, compared to $2.6 million in the third quarter of 2023 and $2.8 million in the fourth quarter of 2022.
•FDIC insurance expense was $1.2 million in the fourth quarter of 2023, compared to $1.5 million in the third quarter of 2023 and $1.0 million in the fourth quarter of 2022. Increases in 2023 were a result of an FDIC final rule to increase the initial base deposit insurance assessment rate applicable to all FDIC-insured depository institutions by two basis points.
•Other operating expenses were $12.4 million for the fourth quarter of 2023, compared to $11.7 million in the third quarter of 2023 and $12.8 million in the fourth quarter of 2022. The quarter-over-quarter increase is attributable to multiple items, including increases in the provision for unfunded commitments, marketing, and business development expenses.
Busey's effective tax rate for the fourth quarter of 2023 was 22.5%, bringing the full year effective tax rate for 2023 to 20.4%, which was lower than the combined federal and state statutory rate of approximately 28.0% due to tax exempt interest income, such as municipal bond interest, bank owned life insurance income, and investments in various federal and state tax credits.
In January 2024, Busey adopted ASU 2023-02, which allows entities to elect to account for equity investments made primarily for the purpose of receiving income tax credits using the proportional amortization method, regardless of the tax credit program through which the investment earns income tax credits, if certain conditions are met. The proportional amortization method results in the cost of the investment being amortized in proportion to the income tax credits and other income tax benefits received, with the amortization of the investment and the income tax credits being presented net in the income statement as a component of income tax expense as opposed to being presented on a gross basis on the income statement as a component of noninterest expense and income tax expense.
First Busey Corporation | 2023 Q4 — 14

Capital Strength
Busey's strong capital levels, coupled with its earnings, have allowed the Company to provide a steady return to its stockholders through dividends. On January 26, 2024, Busey will pay a cash dividend of $0.24 per common share to stockholders of record as of January 19, 2024. Busey has consistently paid dividends to its common stockholders since the bank holding company was organized in 1980.
As of December 31, 2023, Busey continued to exceed the capital adequacy requirements necessary to be considered “well-capitalized” under applicable regulatory guidelines. Busey’s Common Equity Tier 1 ratio is estimated14 to be 13.09% at December 31, 2023, compared to 12.52% at September 30, 2023, and 11.96% at December 31, 2022. Our Total Capital to Risk Weighted Assets ratio is estimated14 to be 17.44% at December 31, 2023, compared to 16.72% at September 30, 2023, and 16.12% at December 31, 2022.
Busey’s tangible common equity15 was $925.0 million at December 31, 2023, compared to $841.2 million at September 30, 2023, and $790.5 million at December 31, 2022. Tangible common equity15 represented 7.75% of tangible assets at December 31, 2023, compared to 7.06% at September 30, 2023, and 6.60% at December 31, 2022. Busey’s tangible book value per common share15 increased to $16.62 at December 31, 2023, from $15.07 at September 30, 2023 and $14.14 at December 31, 2022, reflecting a 17.5% year-over-year increase. The ratios of tangible common equity to tangible assets15 and tangible book value per common share have been impacted by the fair market valuation adjustment of Busey’s securities portfolio as a result of the current rate environment, which is reflected in the accumulated other comprehensive income (loss) component of shareholder’s equity.
During the fourth quarter of 2023, Busey purchased 117,812 shares of its common stock at a weighted average price of $19.30 per share for a total of $2.3 million under the Company’s stock repurchase plan. Repurchases were executed due to favorable pricing of Busey’s shares during the fourth quarter of 2023. As of December 31, 2023, Busey had 1,919,275 shares remaining on its stock repurchase plan available for repurchase.
4Q23 Earnings Investor Presentation
For additional information on Busey’s financial condition and operating results, please refer to the 4Q23 Earnings Investor Presentation furnished via Form 8-K on January 23, 2024, in connection with this earnings release.
14 Capital ratios for the fourth quarter of 2023 are not yet finalized, and are subject to change.
15 See “Non-GAAP Financial Information” for a reconciliation.
First Busey Corporation | 2023 Q4 — 15

Corporate Profile
As of December 31, 2023, First Busey Corporation (Nasdaq: BUSE) was a $12.28 billion financial holding company headquartered in Champaign, Illinois.
Busey Bank, a wholly-owned bank subsidiary of First Busey Corporation, had total assets of $12.25 billion as of December 31, 2023, and is headquartered in Champaign, Illinois. Busey Bank currently has 46 banking centers serving Illinois, eight banking centers serving Missouri, three banking centers serving southwest Florida, and one banking center in Indianapolis, Indiana. More information about Busey Bank can be found at busey.com.
Through Busey’s Wealth Management division, the Company provides a full range of asset management, investment, brokerage, fiduciary, philanthropic advisory, tax preparation, and farm management services to individuals, businesses, and foundations. Assets under care totaled $12.14 billion as of December 31, 2023. More information about Busey’s Wealth Management services can be found at busey.com/wealth-management.
Busey Bank’s wholly-owned subsidiary, FirsTech, specializes in the evolving financial technology needs of small and medium-sized businesses, highly regulated enterprise industries, and financial institutions. FirsTech provides comprehensive and innovative payment technology solutions including online, mobile, and voice-recognition bill payments; money and data movement; merchant services; direct debit services; lockbox remittance processing for payments made by mail; and walk-in payments at retail agents. Additionally, FirsTech simplifies client workflows through integrations enabling support with billing, reconciliation, bill reminders, and treasury services. More information about FirsTech can be found at firstechpayments.com.
Busey Bank is honored to be named among America’s Best Banks by Forbes magazine for the second consecutive year. Ranked 26th overall in 2023, compared to 52nd in 2022, Busey was once again the top-ranked bank headquartered in Illinois. Busey is humbled to be named among the 2023 Best Banks to Work For by American Banker, the 2023 Best Places to Work in Money Management by Pensions and Investments, the 2023 Best Places to Work in Illinois by Daily Herald Business Ledger, and the 2023 Best Companies to Work For in Florida by Florida Trend magazine. We are honored to be consistently recognized nationally and locally for our engaged culture of integrity and commitment to community development.
For more information about us, visit busey.com.
Category: Financial
Source: First Busey Corporation
Contacts:
Jeffrey D. Jones, Chief Financial Officer
217-365-4130
First Busey Corporation | 2023 Q4 — 16

Non-GAAP Financial Information
This earnings release contains certain financial information determined by methods other than U.S. Generally Accepted Accounting Principles (“GAAP”). Management uses these non-GAAP measures, together with the related GAAP measures, in analysis of Busey’s performance and in making business decisions, as well as for comparison to the Company’s peers. Busey believes the adjusted measures are useful for investors and management to understand the effects of certain non-core and non-recurring noninterest items and provide additional perspective on the Company’s performance over time.
A reconciliation to what management believes to be the most directly comparable GAAP financial measures—specifically, net interest income, total noninterest income, net security gains and losses, and total noninterest expense in the case of pre-provision net revenue, adjusted pre-provision net revenue, pre-provision net revenue to average assets, and adjusted pre-provision net revenue to average assets; net income in the case of adjusted net income, adjusted diluted earnings per share, adjusted return on average assets, average tangible common equity, return on average tangible common equity, and adjusted return on average tangible common equity; net income and net security gains and losses in the case of net income excluding net securities gains and losses and diluted earnings per share excluding net securities gains and losses; net interest income in the case of adjusted net interest income and adjusted net interest margin; net interest income, total noninterest income, and total noninterest expense in the case of adjusted noninterest expense, noninterest expense excluding non-operating adjustments, adjusted core expense, efficiency ratio, adjusted efficiency ratio, and adjusted core efficiency ratio; total assets and goodwill and other intangible assets in the case of tangible assets; total stockholders’ equity in the case of tangible book value per common share; total assets and total stockholders’ equity in the case of tangible common equity and tangible common equity to tangible assets; portfolio loans in the case of core loans and core loans to portfolio loans; total deposits in the case of core deposits and core deposits to total deposits; and portfolio loans and total deposits in the case of core loans to core deposits—appears below.
These non-GAAP disclosures have inherent limitations and are not audited. They should not be considered in isolation or as a substitute for operating results reported in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Tax effected numbers included in these non-GAAP disclosures are based on estimated statutory rates or effective rates as appropriate.
First Busey Corporation | 2023 Q4 — 17

Reconciliation Of Non-GAAP Financial Measures (unaudited)

Pre-Provision Net Revenue, Adjusted Pre-Provision Net Revenue, Pre-Provision Net Revenue to Average Assets, and Adjusted Pre-Provision Net Revenue to Average Assets
(dollars in thousands)

		Three Months Ended			Years Ended
		December 31, 2023	September 30, 2023	December 31, 2022	December 31, 2023	December 31, 2022
PRE-PROVISION NET REVENUE
Net interest income		$77,133	$77,791	$91,149	$319,451	$323,438
Total noninterest income		31,516	31,008	29,079	122,384	126,803
Net security (gains) losses		(761)	285	(191)	2,199	2,133
Total noninterest expense		(74,979)	(70,945)	(73,677)	(285,532)	(283,881)
Pre-provision net revenue		32,909	38,139	46,360	158,502	168,493
Non-GAAP adjustments:
Acquisition and other restructuring expenses		4,237	79	2,442	4,328	4,537
Provision for unfunded commitments		818	13	(464)	461	61
Amortization of New Markets Tax Credits		2,259	2,260	1,665	8,999	6,333
Adjusted pre-provision net revenue		$40,223	$40,491	$50,003	$172,290	$179,424

Pre-provision net revenue, annualized	[a]	$130,563	$151,312	$183,928	$158,502	$168,493
Adjusted pre-provision net revenue, annualized	[b]	159,580	160,644	198,381	172,290	179,424
Average total assets	[c]	12,308,491	12,202,783	12,330,132	12,246,218	12,492,948

Reported: Pre-provision net revenue to average assets[1]	[a÷c]	1.06%	1.24%	1.49%	1.29%	1.35%
Adjusted: Pre-provision net revenue to average assets[1]	[b÷c]	1.30%	1.32%	1.61%	1.41%	1.44%
___________________________________________
1.For quarterly periods, measures are annualized.
First Busey Corporation | 2023 Q4 — 18

Reconciliation Of Non-GAAP Financial Measures (unaudited)

Adjusted Net Income, Adjusted Diluted Earnings Per Share, Adjusted Return on Average Assets, Average Tangible Common Equity, Return on Average Tangible Common Equity, and Adjusted Return on Average Tangible Common Equity
(dollars in thousands, except per share amounts)

		Three Months Ended			Years Ended
		December 31, 2023	September 30, 2023	December 31, 2022	December 31, 2023	December 31, 2022
NET INCOME ADJUSTED FOR NON-OPERATING ITEMS
Net income	[a]	$25,749	$30,666	$34,387	$122,565	$128,311
Non-GAAP adjustments:
Acquisition expenses:
Salaries, wages, and employee benefits		—	—	—	—	587
Data processing		—	—	—	—	214
Professional fees, occupancy, and other		266	79	16	357	258
Other restructuring expenses:
Salaries, wages, and employee benefits		3,760	—	2,409	3,760	2,409
Loss on leases or fixed asset impairment		—	—	10	—	986
Professional fees, occupancy, and other		211	—	7	211	83
Related tax benefit[1]		(863)	(15)	(539)	(881)	(938)
Adjusted net income	[b]	$29,123	$30,730	$36,290	$126,012	$131,910

DILUTED EARNINGS PER SHARE
Diluted average common shares outstanding	[c]	56,333,033	56,315,492	56,177,790	56,256,148	56,137,164

Reported: Diluted earnings per share	[a÷c]	$0.46	$0.54	$0.61	$2.18	$2.29
Adjusted: Diluted earnings per share	[b÷c]	$0.52	$0.55	$0.65	$2.24	$2.35

RETURN ON AVERAGE ASSETS
Net income, annualized	[d]	$102,156	$121,664	$136,427	$122,565	$128,311
Adjusted net income, annualized	[e]	115,542	121,918	143,977	126,012	131,910
Average total assets	[f]	12,308,491	12,202,783	12,330,132	12,246,218	12,492,948

Reported: Return on average assets[2]	[d÷f]	0.83%	1.00%	1.11%	1.00%	1.03%
Adjusted: Return on average assets[2]	[e÷f]	0.94%	1.00%	1.17%	1.03%	1.06%

RETURN ON AVERAGE TANGIBLE COMMON EQUITY
Average common equity		$1,202,417	$1,208,407	$1,122,547	$1,197,511	$1,195,171
Average goodwill and other intangible assets, net		(355,469)	(358,025)	(366,127)	(359,347)	(370,424)
Average tangible common equity	[g]	$846,948	$850,382	$756,420	$838,164	$824,747

Reported: Return on average tangible common equity[2]	[d÷g]	12.06%	14.31%	18.04%	14.62%	15.56%
Adjusted: Return on average tangible common equity[2]	[e÷g]	13.64%	14.34%	19.03%	15.03%	15.99%
___________________________________________
1.Full year tax benefits were calculated by multiplying full year acquisition expenses and other restructuring expenses by the annual effective tax rates for the full year periods. The annual effective tax rates used in these calculations were 20.4% for the year ended December 31, 2023, and 20.7% for the year ended December 31, 2022. Quarterly tax benefits were calculated as the full year amounts less the sum of amounts applied to previous quarters within the year.
2.For quarterly periods, measures are annualized.
First Busey Corporation | 2023 Q4 — 19

Reconciliation Of Non-GAAP Financial Measures (unaudited)

Adjusted Net Income Excluding Net Securities Gains and Losses and Adjusted Diluted Earnings Per Share Excluding Net Securities Gains and Losses
(dollars in thousands, except per share amounts)

		Three Months Ended			Years Ended
		December 31, 2023	September 30, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Adjusted net income[1]	[a]	$29,123	$30,730	$36,290	$126,012	$131,910
Further non-GAAP adjustments:
Net securities (gains) losses		(761)	285	(191)	2,199	2,133
Tax effect for net securities (gains) losses[2]		171	(52)	47	(448)	(441)
Tax effected net securities (gains) losses[3]		(590)	233	(144)	1,751	1,692
Net income excluding net securities (gains) losses[3]	[b]	$28,533	$30,963	$36,146	$127,763	$133,602

Diluted average common shares outstanding	[c]	56,333,033	56,315,492	56,177,790	56,256,148	56,137,164

Adjusted: Diluted earnings per share	[a÷c]	$0.52	$0.55	$0.65	$2.24	$2.35
Adjusted: Diluted earnings per share, excluding net securities (gains) losses[3]	[b÷c]	$0.51	$0.55	$0.64	$2.27	$2.38
___________________________________________
1.Adjusted net income is a non-GAAP measure. See the table on the previous page for a reconciliation to the nearest GAAP measure.
2.Tax effects for net securities gains and losses were calculated by multiplying net securities gains and losses by the effective income tax rates for the periods indicated. Effective tax rates were 22.5%, 18.2%, and 24.7% for the three months ended December 31, 2023, September 30, 2023, and December 31, 2022, respectively, and were 20.4% and 20.7% for the years ended December 31, 2023, and December 31, 2022, respectively.
3.Tax-effected measure.

Adjusted Net Interest Income and Adjusted Net Interest Margin
(dollars in thousands)

		Three Months Ended			Years Ended
		December 31, 2023	September 30, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Net interest income		$77,133	$77,791	$91,149	$319,451	$323,438
Non-GAAP adjustments:
Tax-equivalent adjustment[1]		501	553	564	2,173	2,199
Tax-equivalent net interest income		77,634	78,344	91,713	321,624	325,637
Purchase accounting accretion related to business combinations		(384)	(277)	(546)	(1,477)	(3,134)
Adjusted net interest income		$77,250	$78,067	$91,167	$320,147	$322,503

Tax-equivalent net interest income, annualized	[a]	$308,004	$310,821	$363,861	$321,624	$325,637
Adjusted net interest income, annualized	[b]	306,481	309,722	361,695	320,147	322,503
Average interest-earning assets	[c]	11,229,326	11,118,167	11,242,126	11,164,594	11,473,063

Reported: Net interest margin[2]	[a÷c]	2.74%	2.80%	3.24%	2.88%	2.84%
Adjusted: Net interest margin[2]	[b÷c]	2.73%	2.79%	3.22%	2.87%	2.81%
___________________________________________
1.Tax-equivalent adjustments were calculated using an estimated federal income tax rate of 21%, applied to non-taxable interest income on investments and loans.
2.For quarterly periods, measures are annualized.
First Busey Corporation | 2023 Q4 — 20

Reconciliation Of Non-GAAP Financial Measures (unaudited)

Noninterest Expense Excluding Amortization of Intangible Assets, Adjusted Noninterest Expense,
Adjusted Core Expense, Noninterest Expense Excluding Non-operating Adjustments,
Efficiency Ratio, Adjusted Efficiency Ratio, and Adjusted Core Efficiency Ratio
(dollars in thousands)

		Three Months Ended			Years Ended
		December 31, 2023	September 30, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Net interest income		$77,133	$77,791	$91,149	$319,451	$323,438
Non-GAAP adjustments:
Tax-equivalent adjustment[1]		501	553	564	2,173	2,199
Tax-equivalent net interest income		77,634	78,344	91,713	321,624	325,637

Total noninterest income		31,516	31,008	29,079	122,384	126,803
Non-GAAP adjustments:
Net security (gains) losses		(761)	285	(191)	2,199	2,133
Noninterest income excluding net securities gains and losses		30,755	31,293	28,888	124,583	128,936

Tax-equivalent revenue	[a]	$108,389	$109,637	$120,601	$446,207	$454,573

Total noninterest expense		$74,979	$70,945	$73,677	$285,532	$283,881
Non-GAAP adjustments:
Amortization of intangible assets	[b]	(2,479)	(2,555)	(2,795)	(10,432)	(11,628)
Noninterest expense excluding amortization of intangible assets	[c]	72,500	68,390	70,882	275,100	272,253
Non-operating adjustments:
Salaries, wages, and employee benefits		(3,760)	—	(2,409)	(3,760)	(2,996)
Data processing		—	—	—	—	(214)
Impairment, professional fees, occupancy, and other		(477)	(79)	(33)	(568)	(1,327)
Adjusted noninterest expense	[f]	68,263	68,311	68,440	270,772	267,716
Provision for unfunded commitments		(818)	(13)	464	(461)	(61)
Amortization of New Markets Tax Credits		(2,259)	(2,260)	(1,665)	(8,999)	(6,333)
Adjusted core expense	[g]	$65,186	$66,038	$67,239	$261,312	$261,322

Noninterest expense, excluding non-operating adjustments	[f-b]	$70,742	$70,866	$71,235	$281,204	$279,344

Reported: Efficiency ratio	[c÷a]	66.89%	62.38%	58.77%	61.65%	59.89%
Adjusted: Efficiency ratio	[f÷a]	62.98%	62.31%	56.75%	60.68%	58.89%
Adjusted: Core efficiency ratio	[g÷a]	60.14%	60.23%	55.75%	58.56%	57.49%
___________________________________________
1.Tax-equivalent adjustments were calculated using an estimated federal income tax rate of 21%, applied to non-taxable interest income on investments and loans.
First Busey Corporation | 2023 Q4 — 21

Reconciliation Of Non-GAAP Financial Measures (unaudited)

Tangible Book Value and Tangible Book Value Per Common Share
(dollars in thousands, except per share amounts)

		As of
		December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
Total stockholders' equity		$1,271,981	$1,190,158	$1,201,948	$1,198,558	$1,145,977
Non-GAAP adjustments:
Goodwill and other intangible assets, net		(353,864)	(356,343)	(358,898)	(361,567)	(364,296)
Tangible book value	[a]	$918,117	$833,815	$843,050	$836,991	$781,681

Ending number of common shares outstanding	[b]	55,244,119	55,342,017	55,290,847	55,294,455	55,279,124

Tangible book value per common share	[a÷b]	$16.62	$15.07	$15.25	$15.14	$14.14

Tangible Assets, Tangible Common Equity, and Tangible Common Equity to Tangible Assets
(dollars in thousands)

		As of
		December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
Total assets		$12,283,415	$12,258,250	$12,209,029	$12,344,555	$12,336,677
Non-GAAP adjustments:
Goodwill and other intangible assets, net		(353,864)	(356,343)	(358,898)	(361,567)	(364,296)
Tax effect of other intangible assets[1]		6,888	7,354	7,833	8,335	8,847
Tangible assets[2]	[a]	$11,936,439	$11,909,261	$11,857,964	$11,991,323	$11,981,228

Total stockholders' equity		$1,271,981	$1,190,158	$1,201,948	$1,198,558	$1,145,977
Non-GAAP adjustments:
Goodwill and other intangible assets, net		(353,864)	(356,343)	(358,898)	(361,567)	(364,296)
Tax effect of other intangible assets[1]		6,888	7,354	7,833	8,335	8,847
Tangible common equity[2]	[b]	$925,005	$841,169	$850,883	$845,326	$790,528

Tangible common equity to tangible assets[2]	[b÷a]	7.75%	7.06%	7.18%	7.05%	6.60%
___________________________________________
1.Net of estimated deferred tax liability, calculated using the estimated statutory tax rate of 28%.
2.Tax-effected measure.
First Busey Corporation | 2023 Q4 — 22

Reconciliation Of Non-GAAP Financial Measures (unaudited)

Core Loans, Core Loans to Portfolio Loans, Core Deposits, Core Deposits to Total Deposits, and Core Loans to Core Deposits
(dollars in thousands)

		As of
		December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
Portfolio loans	[a]	$7,651,034	$7,856,160	$7,805,284	$7,783,808	$7,725,702
Non-GAAP adjustments:
PPP loans amortized cost		(313)	(598)	(667)	(750)	(845)
Core loans	[b]	$7,650,721	$7,855,562	$7,804,617	$7,783,058	$7,724,857

Total deposits	[c]	$10,291,156	$10,332,362	$10,062,755	$9,801,169	$10,071,280
Non-GAAP adjustments:
Brokered transaction accounts		(6,001)	(6,055)	(6,055)	(6,005)	(1,303)
Time deposits of $250,000 or more		(386,286)	(350,276)	(297,967)	(200,898)	(120,377)
Core deposits	[d]	$9,898,869	$9,976,031	$9,758,733	$9,594,266	$9,949,600

RATIOS
Core loans to portfolio loans	[b÷a]	100.00%	99.99%	99.99%	99.99%	99.99%
Core deposits to total deposits	[d÷c]	96.19%	96.55%	96.98%	97.89%	98.79%
Core loans to core deposits	[b÷d]	77.29%	78.74%	79.98%	81.12%	77.64%
First Busey Corporation | 2023 Q4 — 23

Special Note Concerning Forward-Looking Statements
This document may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of Busey and M&M. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of Busey’s and M&M’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and neither Busey nor M&M undertakes any obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond the ability of Busey and M&M to control or predict, could cause actual results to differ materially from those in any forward-looking statements. These factors include, among others, the following: (1) the possibility that any of the anticipated benefits of the proposed transaction between Busey and M&M will not be realized or will not be realized within the expected time period; (2) the risk that integration of operations of M&M with those of Busey will be materially delayed or will be more costly or difficult than expected; (3) the inability to complete the proposed transaction due to the failure of the required approval of M&M’s stockholders; (4) the failure to satisfy other conditions to completion of the proposed transaction, including receipt of required regulatory and other approvals; (5) the failure of the proposed transaction to close for any other reason; (6) the effect of the announcement of the transaction on customer relationships and operating results; (7) the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; (8) the strength of the local, state, national, and international economy (including effects of inflationary pressures and supply chain constraints); (9) the economic impact of any future terrorist threats or attacks, widespread disease or pandemics (including the Coronavirus Disease 2019 pandemic), or other adverse external events that could cause economic deterioration or instability in credit markets (including Russia’s invasion of Ukraine and the Israeli-Palestinian conflict); (10) changes in state and federal laws, regulations, and governmental policies concerning Busey's or M&M's general business (including changes in response to the recent failures of other banks); (11) changes in accounting policies and practices; (12) changes in interest rates and prepayment rates of Busey’s or M&M's assets (including the impact of the London Interbank Offered Rate phase-out and the recent and potential additional rate increases by the Federal Reserve); (13) increased competition in the financial services sector (including from non-bank competitors such as credit unions and fintech companies) and the inability to attract new customers; (14) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (15) the loss of key executives or associates; (16) changes in consumer spending; (17) unexpected results of acquisitions, including the acquisition of M&M and the performance of M&M’s life equity loan business; (18) unexpected outcomes of existing or new litigation involving Busey or M&M; (19) fluctuations in the value of securities held in Busey’s or M&M’s securities portfolio; (20) concentrations within Busey’s or M&M’s loan portfolio, large loans to certain borrowers, and large deposits from certain clients; (21) the concentration of large deposits from certain clients who have balances above current FDIC insurance limits and may withdraw deposits to diversify their exposure; (22) the level of non-performing assets on Busey’s or M&M’s balance sheets; (23) interruptions involving information technology and communications systems or third-party servicers; (24) breaches or failures of information security controls or cybersecurity-related incidents; and (25) the economic impact of exceptional weather occurrences such as tornadoes, hurricanes, floods, blizzards, and droughts. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning Busey and its business, including additional factors that could materially affect Busey’s financial results, is included in Busey’s filings with the Securities and Exchange Commission (“SEC”).
Additional Information
Busey filed a registration statement on Form S-4 with the SEC on January 12, 2024, in connection with the proposed transaction. The registration statement includes a proxy statement of M&M that also constitutes a prospectus of Busey, which will be sent to the stockholders of M&M. M&M’s stockholders are advised to read the proxy statement/prospectus because it contains important information about Busey, M&M, and the proposed transaction. This document and other documents relating to the proposed transaction filed by Busey and M&M can be obtained free of charge from the SEC’s website at sec.gov.
First Busey Corporation | 2023 Q4 — 24

These documents also can be obtained free of charge by accessing the Investor Relations page on Busey’s website at ir.busey.com, then under the tab “SEC Filings.” Alternatively, these documents, when available, can be obtained free of charge from Busey upon written request to First Busey Corporation, Attention: Corporate Secretary, 100 W. University Avenue, Champaign, Illinois 61820 or by calling (217) 365‑4630, or from M&M, upon written request to M&M and Manufacturers Bank Corporation, Attention: Brad Butler, 25140 W. Channon Dr., P.O. Box 200, Channahon, Illinois 60410 or by calling (630) 575‑9700.
This document shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.
Participants in this Transaction
Busey, M&M, and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from stockholders in connection with the proposed transaction under the rules of the SEC. Information about these participants may be found in Busey’s definitive proxy statement relating to its 2023 Annual Meeting of Stockholders filed with the SEC on April 14, 2023. This definitive proxy statement can be obtained free of charge from the sources indicated above. Additional information regarding the interests of these participants are included in the proxy statement/prospectus regarding the proposed transaction.
First Busey Corporation | 2023 Q4 — 25

First Busey Corporation
100 W. University Ave., Champaign, IL 61820
NASDAQ: BUSE
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